Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Forma Therapeutics Holdings, Inc. for the registration of its common stock, preferred stock, debt securities, warrants, and units and to the incorporation by reference therein of our report dated March 30, 2021, with respect to the consolidated financial statements of Forma Therapeutics Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 26, 2021